Exhibit 99.1

AMERICAN APPAREL, INC. REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS AND RAISES EBITDA OUTLOOK FOR 2012

LOS ANGELES, August 14, 2012 - American Apparel, Inc. (NYSE MKT: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion-basic apparel, announced financial results for its second quarter ended June 30, 2012.

Dov Charney, Chairman and CEO of American Apparel, Inc. stated, “We are pleased with our second quarter results that again show solid growth and continuing momentum in all business segments and major geographies. Though the first two quarters are historically our slowest, significant sales growth allowed us to more than double our EBITDA performance to $7.6 million in the second quarter of 2012 from $3.7 million in the second quarter of 2011. In the second quarter we saw over 30% of our stores with sales growth in excess of 20% and as we continue to scale our operations and further implement store-level improvements, we believe we can raise the overall sales performance even further.”

Some of the more significant tactics the Company is employing to improve sales and profitability include:

•	Implementation of tighter inventory management systems through the RFID program. Approximately half of the stores are still to have RFID implemented.

•	Continued store renovations to improve presentation and sales per square foot, with approximately 70 stores remaining to be renovated.

•	Installation of traffic counters remaining to be completed in over half of stores to improve customer conversions. Full implementation of this technology is expected to be completed in 2013.

•
The process to build a new distribution center infrastructure is underway and will improve the speed and accuracy of shipments to stores and will also significantly reduce operating expenses. Completion of this project is expected by early 2013.

Although these programs have a short-term cost, their completion will allow for further growth in sales and profit margins that fall in line with the industry. As EBITDA approaches the range indicated in the current outlook, the Company believes it will be in a position to refinance its high cost debt and it plans to do so in late 2012 or early 2013.

The Company has reported double digit comparable store sales growth each month since November of 2011. For the month of August, the Company expects that comparable store sales will increase in the upper teen to low twenty percent range and it estimates the percent increase in net sales will be in the 10% to 15% range versus the prior year. Accordingly, the Company is raising its adjusted EBITDA guidance for 2012 to between $36 to $44 million from the prior estimate of $32 to $40 million.

Operating Results
Comparing the second quarter 2012 to the corresponding period last year, net sales increased 13% to $149.5 million on a 14% increase in comparable store sales in the retail business, a 10% increase in net sales in the wholesale business and a 2% decrease in the average number of stores.

The following delineates the components of the net sales increase for the quarterly period ended June 30, 2012 as compared to the corresponding quarter of the prior year:

	2012	2011
	Second Quarter	Second Quarter
Comparable Store Sales	14%	—%
Comparable Online Sales	28%	17%
Comparable Retail & Online	16%	1%
Wholesale Net Sales	10%	(4)%

Gross profit of $79.0 million for the second quarter of 2012 increased 9% from the $72.4 million reported for the second quarter of 2011. Holding foreign currency rates constant to those last year, gross profit in the 2012 second quarter would have been $81.2 million or 12% higher than reported in the 2011 second quarter. Gross margin rate for the 2012 second quarter decreased to 53% from 55% for the 2011 second quarter. The gross margin reduction was due to planned promotional activities, the effect of “warehouse-type” clearance sales as a part of our overall inventory reduction strategy and the negative impact of the strengthening US dollar on margins from our international segment. Partially offsetting these impacts was a shift in mix to higher margin retail sales in the 2012 second quarter.

As a percent of revenue, operating expenses for the quarter decreased 500 basis points to 53% from 58% for the second quarter 2011. Included in operating expense in the 2012 second quarter was a combined $5.8 million in depreciation and retail store impairment charges versus $7.4 million in the second quarter of 2011. After excluding the effects of store impairment and depreciation charges between the quarterly periods, there was a 300 basis point decrease in operating expenses as a percent of net revenues. The decrease was primarily due to a reduction in corporate overhead expenses and the fixed cost leverage as a result of increased sales.

Other expense for the second quarter of 2012 was $13.4 million versus other income of $5.5 million in the comparable quarter last year. The change of $18.9 million was primarily due to the unrealized gain on change in the fair value of warrants and purchase rights in the second quarter of 2011 and increased interest expense associated with our asset-based loan.

The second quarter 2012 net loss included an income tax provision of $1.1 million versus $0.5 million in the 2011 second quarter. In accordance with U.S. GAAP, the Company does not recognize potential tax benefits associated with current operating losses. As of June 30, 2012, the Company has available Federal net operating carry forwards of approximately $75.7 million and unused Federal and State tax credits of $16.2 million.

Net loss for the second quarter of 2012 was $15.3 million, or $0.14 per common share, compared to net loss for the second quarter of 2011 of $0.2 million or $0.00 per common share. Weighted average shares outstanding were 105.9 million in the second quarter of 2012 versus 89.1 million for the second quarter of 2011.

As of August 1, 2012 there were approximately 106.2 million shares outstanding.

Consolidated Adjusted EBITDA was $7.6 million in the second quarter of 2012 versus $3.7 million in last year's second quarter. For a reconciliation of consolidated net loss to consolidated adjusted EBITDA, a non-GAAP financial measure, please refer to Table A attached to this press release.

2012 Outlook

For 2012, the Company is raising its adjusted EBITDA outlook to $36 to $44 million from the prior estimate of $32 million to $40 million. This outlook assumes net sales of $604 million to $611 million and a gross profit margin of 53% to 54%. Capital expenditures are estimated at $13.7 million for 2012.

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of July 31, 2012, American Apparel had approximately 10,000 employees and operated 251 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://www.americanapparel.net.

Safe Harbor Statement

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, the Company's future financial condition, results of operations and plans and the Company's prospects and strategies for future growth and cost savings. Such forward-looking statements are based upon the current beliefs and expectations of American Apparel's management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: the ability to generate sufficient liquidity for operations and debt service; changes in the level of consumer spending or preferences or demand for the Company's products; increasing competition, both in the U.S. and internationally; the evolving nature of the Company's business; the Company's ability to hire and retain key personnel and the Company's relationship with its employees; suitable store locations and the Company's ability to attract customers to its stores; the availability of store locations at appropriate terms and the Company's ability to identify and negotiate new store locations effectively and to open new stores and expand internationally; effectively carrying out and managing the Company's strategy, including growth and expansion both in the U.S. and internationally; disruptions in the global financial markets; failure to maintain the value and image of the Company's brand and protect its intellectual property rights; declines in comparable store sales and wholesale revenues; financial nonperformance by the Company's wholesale customers; the adoption of new accounting pronouncements or changes in interpretations of accounting principles; seasonality of the business; consequences of the Company's significant indebtedness, including the Company's relationships with its lenders and the Company's ability to comply with its debt agreements, including the risk of acceleration of borrowings thereunder as a result of noncompliance; the Company's ability to generate cash flow to service its debt; the Company's liquidity and losses from operations; the Company's ability to develop and implement plans to improve its operations and financial position; costs of materials and labor, including increases in the price of yarn and the cost of certain related fabrics; the Company's ability to pass on the added cost of raw materials to its wholesale and retail customers; the Company's ability to improve manufacturing efficiency at its production facilities; the Company's ability to effectively manage inventory and inventory reserves; location of the Company's facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation, including exposure from which could exceed expectations; compliance with or changes in U.S. and foreign government laws and regulations, legislation and regulatory environments, including environmental, immigration, labor and occupational health and safety laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business including disruption of markets and foreign supply sources and changes in import and export laws; technological changes in manufacturing, wholesaling, or retailing; the Company's ability to upgrade its information technology infrastructure and other risks associated with the systems that are used to operate the Company's online retail operations and manage the Company's other operations; adverse changes in its credit ratings and any related impact on financing costs and structure; general economic and industry conditions, including U.S. and worldwide economic conditions; disruptions due to severe weather or climate change; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Reports on Form 10-K for the year ended December 31, 2011. The Company's filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:
John J. Luttrell
Chief Financial Officer
(213) 488-0226

John Rouleau
Managing Director

ICR, Inc.
(203) 682-8342

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$149,462	$132,804	$282,122	$248,871

Cost of sales	70,426	60,378	133,030	112,807

Gross profit	79,036	72,426	149,092	136,064

Operating expenses	79,745	77,650	159,596	154,378

Loss from operations	(709)	(5,224)	(10,504)	(18,314)

Interest expense	10,267	7,752	19,820	14,883
Foreign currency transaction loss (gain)	1,776	(263)	826	(1,074)
Unrealized loss (gain) on change in fair value
of warrants and purchase rights	1,377	(13,000)	2,028	(15,100)
(Gain) loss on extinguishment of debt	—	—	(11,588)	3,114
Other expense (income)	24	(20)	152	(55)

(Loss) income before income taxes	(14,153)	307	(21,742)	(20,082)
Income tax provision	1,119	520	1,421	876

Net loss	$(15,272)	$(213)	$(23,163)	$(20,958)

Basic and diluted loss per share	$(0.14)	$—	$(0.22)	$(0.26)
Weighted average basic and diluted
shares outstanding	105,924	89,111	105,810	81,668

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS
Cash	$7,777	$10,293
Trade accounts receivable, net of allowances	23,123	20,939
Prepaid expenses and other current assets	10,149	7,631
Inventories, net	180,944	185,764
Restricted cash	5,918	—
Income taxes receivable and prepaid income taxes	2,041	5,955
Deferred income taxes, net of valuation allowance	84	148
Total current assets	230,036	230,730
PROPERTY AND EQUIPMENT, net	63,893	67,438
DEFERRED INCOME TAXES, net of valuation allowance	1,500	1,529
OTHER ASSETS, net	31,291	25,024
TOTAL ASSETS	$326,720	$324,721
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Cash overdraft	$2,512	$1,921
Revolving credit facilities and current portion of long-term debt	74,848	50,375
Accounts payable	34,433	33,920
Accrued expenses and other current liabilities	37,578	43,725
Fair value of warrant liability	15,143	9,633
Income taxes payable	781	2,445
Deferred income tax liability, current	58	150
Current portion of capital lease obligations	1,046	1,181
Total current liabilities	166,399	143,350
LONG-TERM DEBT, net of unamortized discount	96,051	97,142
CAPITAL LEASE OBLIGATIONS, net of current portion	1,288	1,726
DEFERRED TAX LIABILITY	98	96
DEFERRED RENT, net of current portion	21,731	22,231
OTHER LONG-TERM LIABILITIES	12,236	12,046
TOTAL LIABILITIES	297,803	276,591

STOCKHOLDERS' EQUITY
Common stock	11	11
Additional paid-in capital	170,887	166,486
Accumulated other comprehensive loss	(3,807)	(3,356)
Accumulated deficit	(136,017)	(112,854)
Less: Treasury stock	(2,157)	(2,157)
TOTAL STOCKHOLDERS' EQUITY	28,917	48,130
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$326,720	$324,721

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$280,131	$248,714
Cash paid to suppliers, employees and others	(285,400)	(252,752)
Income taxes refunded (paid)	808	(2,030)
Interest paid	(3,868)	(2,550)
Other	(133)	125
Net cash used in operating activities	(8,462)	(8,493)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7,599)	(4,727)
Proceeds from sale of fixed assets	70	68
Restricted cash	(5,932)	—
Net cash used in investing activities	(13,461)	(4,659)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	591	(2,148)
Repayments of expired revolving credit facilities, net	(48,324)	(836)
Borrowings under current revolving credit facilities, net	42,878	—
Borrowings (repayments) of term loans and notes payable	29,994	(7)
Payment of debt issuance costs	(4,699)	(1,213)
Net proceeds from issuance of common stock and purchase rights	—	14,418
Proceeds from equipment lease financing	—	3,100
Repayment of capital lease obligations	(572)	(651)
Net cash provided by financing activities	19,868	12,663

EFFECT OF FOREIGN EXCHANGE RATE ON CASH	(461)	(286)

NET DECREASE IN CASH	(2,516)	(775)
CASH, beginning of period	10,293	7,656
CASH, end of period	$7,777	$6,881

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Amounts in thousands)
(unaudited)

	Six Months Ended June 30,
	2012	2011
RECONCILIATION OF NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES
Net loss	$(23,163)	$(20,958)
Depreciation and amortization of property and equipment, and other assets	11,502	12,983
Retail store impairment charges	129	1,652
Loss on disposal of property and equipment	20	71
Share-based compensation expense	4,384	2,445
Unrealized loss (gain) on change in fair value of warrants and purchase rights	2,028	(15,100)
Amortization of debt discount and deferred financing costs	5,250	3,564
(Gain) loss on extinguishment of debt	(11,588)	3,114
Accrued interest paid-in-kind	10,702	8,781
Foreign currency transaction loss (gain)	826	(1,074)
Allowance for inventory shrinkage and obsolescence	(288)	(75)
Bad debt expense	23	343
Deferred income taxes	(58)	608
Deferred rent	(417)	(1,378)
Changes in cash due to changes in operating assets and liabilities:
Trade accounts receivables	(2,015)	(501)
Inventories	4,557	(12,294)
Prepaid expenses and other current assets	(2,917)	2,282
Other assets	(3,902)	(1,439)
Accounts payable	72	9,606
Accrued expenses and other liabilities	(5,828)	639
Income taxes receivable/payable	2,221	(1,762)
Net cash used in operating activities	$(8,462)	$(8,493)

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired and included in accounts payable	$455	$375
Reclassification of Lion warrants from equity to debt	—	11,339
Conversion of debt to equity	—	4,688
Issuance of warrants at fair value	—	5,036

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Amounts in thousands)
(unaudited)
The following table presents key financial information for American Apparel's business segments before unallocated corporate expenses:

	Three Months Ended June 30, 2012
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$43,430	$48,121	$15,041	$42,870	$149,462
Gross profit	11,951	31,328	9,393	26,364	79,036
Income from segment operations	5,987	437	105	3,550	10,079
Depreciation and amortization	1,611	2,682	374	983	5,650
Capital expenditures	2,109	410	304	1,086	3,909
Retail store impairment charges	—	—	129	—	129
Deferred rent expense (benefit)	47	(277)	(50)	(129)	(409)

	Three Months Ended June 30, 2011
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$38,139	$40,359	$14,363	$39,943	$132,804
Gross profit	10,533	27,685	8,075	26,133	72,426
Income (loss) from segment operations	5,094	(1,510)	(547)	3,900	6,937
Depreciation and amortization	2,015	2,592	409	1,333	6,349
Capital expenditures	301	1,645	53	165	2,164
Retail store impairment charges	—	68	—	934	1,002
Deferred rent (benefit) expense	(84)	(127)	(414)	78	(547)

	Six Months Ended June 30, 2012
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$84,765	$90,730	$28,379	$78,248	$282,122
Gross profit	23,709	59,616	16,461	49,306	149,092
Income (loss) from segment operations	12,513	(2,667)	(2,609)	4,147	11,384
Depreciation and amortization	3,349	5,327	713	2,113	11,502
Capital expenditures	3,202	1,854	816	1,727	7,599
Retail store impairment charges	—	—	129	—	129
Deferred rent expense (benefit)	96	(160)	(98)	(255)	(417)

	Six Months Ended June 30, 2011
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$72,789	$77,379	$26,992	$71,711	$248,871
Gross profit	21,621	52,424	16,031	45,988	136,064
Income (loss) from segment operations	11,537	(6,505)	(1,427)	2,279	5,884
Depreciation and amortization	4,182	5,288	842	2,671	12,983
Capital expenditures	1,341	2,679	132	575	4,727
Retail store impairment charges	—	177	2	1,473	1,652
Deferred rent expense (benefit)	152	(1,046)	(436)	(48)	(1,378)

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (continued)
(Amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation to Loss (Income) before Income Taxes	2012	2011	2012	2011
Consolidated income from segment operations	$10,079	$6,937	$11,384	$5,884
Unallocated corporate expenses	(10,788)	(12,161)	(21,888)	(24,198)
Interest expense	(10,267)	(7,752)	(19,820)	(14,883)
Foreign currency transaction (loss) gain	(1,776)	263	(826)	1,074
Unrealized (loss) gain on warrants and purchase rights	(1,377)	13,000	(2,028)	15,100
Gain (loss) on extinguishment of debt	—	—	11,588	(3,114)
Other (expense) income	(24)	20	(152)	55
Consolidated loss (income) before income taxes	$(14,153)	$307	$(21,742)	$(20,082)

	Three Months Ended June 30,		Six Months Ended June 30,
Net sales to external customers	2012	2011	2012	2011

U.S. Wholesale
Wholesale	$36,598	$32,945	$70,518	$62,061
Online consumer	6,832	5,194	14,247	10,728
Total	$43,430	$38,139	$84,765	$72,789

U.S. Retail	$48,121	$40,359	$90,730	$77,379

Canada
Wholesale	$3,379	$3,337	$6,234	$5,753
Retail	11,175	10,582	21,095	20,302
Online consumer	487	444	1,050	937
Total	$15,041	$14,363	$28,379	$26,992

International
Wholesale	$2,848	$2,786	$5,070	$4,654
Retail	34,900	32,853	63,603	58,814
Online consumer	5,122	4,304	9,575	8,243
Total	$42,870	$39,943	$78,248	$71,711

Consolidated
Wholesale	$42,825	$39,068	$81,822	$72,468
Retail	94,196	83,794	175,428	156,495
Online consumer	12,441	9,942	24,872	19,908
Total	$149,462	$132,804	$282,122	$248,871

Table A
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)
In addition to its GAAP results, American Apparel considers non-GAAP measures of its performance. EBITDA, as defined below, is an important supplemental financial measure of American Apparel's performance that is not required by, or presented in accordance with, GAAP. EBITDA represents net income (loss) before income taxes, interest and other expense (income), and depreciation and amortization. American Apparel's management uses EBITDA as a financial measure to assess the ability of its assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, pay taxes, and otherwise meet its obligations as they become due. American Apparel's management believes that the presentation of EBITDA provides useful information regarding American Apparel's results of operations because they assist in analyzing and benchmarking the performance and value of American Apparel's business. American Apparel believes that EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation and amortization and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

EBITDA also is used by American Apparel's management for multiple purposes, including:

•	to calculate and support various coverage ratios with American Apparel's lenders

•	to allow lenders to calculate total proceeds they are willing to loan to American Apparel based on its relative strength compared to its competitors

•
to more accurately compare American Apparel's operating performance from period to period and company to company by eliminating differences caused by variations in capital structures (which affect relative interest expense), tax positions and amortization of intangibles.

In addition, EBITDA is an important valuation tool used by potential investors when assessing the relative performance of American Apparel in comparison to other companies in the same industry. Although American Apparel uses EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company's net income (loss) or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, American Apparel's calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. American Apparel's management compensates for these limitations in considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss).

Table A (continued)
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss	$(15,272)	$(213)	$(23,163)	$(20,958)
Income tax provision	1,119	520	1,421	876
Interest and other expense, net	11,668	(5,268)	10,412	2,842
Depreciation and amortization	5,650	6,349	11,502	12,983
Foreign currency loss (gain)	1,776	(263)	826	(1,074)
Retail store impairment charges	129	1,002	129	1,652
Stock based compensation expense	2,542	1,574	4,384	2,445
Consolidated Adjusted EBITDA	$7,612	$3,701	$5,511	$(1,234)